EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors of

Sotherly Hotels Inc.

We consent to the incorporation by reference in the registration statements (No. 333-192213) on Form S-8 and (Nos. 333-130664 and 333-220369) on Form S-3 of Sotherly Hotels Inc. and subsidiaries (the “Company”) of our reports dated March 15, 2019, with respect to the consolidated financial statements, the related financial statement schedule, and the effectiveness of internal control over financial reporting, which reports appear in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018.

/s/ Dixon Hughes Goodman LLP

Tysons, Virginia

March 15, 2019